Exhibit 10.7

August 30, 2023

James “Mike” Holcomb

Patterson-UTI Energy, Inc.

10713 W. Sam Houston Parkway North, Suite 800

Houston, Texas 77064

Dear Mike,

In connection with the anticipated closing of the acquisition of NexTier Oilfield Solutions Inc. by Patterson-UTI Energy, Inc. (the “Company”) on September 1, 2023 (the “Closing Date” and such acquisition the “Business Combination”), this letter agreement (this “Agreement”) outlines the terms and conditions of the transition of your role within the Company and certain compensation opportunities you will be afforded in connection with the Business Combination. Should the Business Combination fail to close this Agreement shall be void and of no force or effect.

1)

Prior Agreement: You and the Company previously entered into that certain Employment Agreement dated January 1, 2023 (the “Employment Agreement”). From and after the Closing Date, the Employment Agreement will continue to remain in force and effect (including, for the avoidance of doubt, the restrictive covenants contained in Section 9 thereof), except as amended by this Agreement.

2)

Position, Duties & Responsibilities: On the Closing Date, you will transition out of your role as Chief Operating Officer of the Company into a new Executive Vice President and Chief Business Officer role with such title as you and the Company mutually agree (the “Transition”). In such capacity, you will continue to report to the President and Chief Executive Officer of the Company. Your initial responsibilities will include oversight of the corporate functions of Health, Safety, and Environment (HSE), Human Resources and Marketing along with the management of the various businesses assigned to you, which management responsibilities remain unchanged, except for the exclusion of the Company’s completions business. You will also perform such additional duties and services appropriate to such position which you and the Company mutually may agree upon from time to time.

3)

Good Reason: Section 5(b) of the Employment Agreement is hereby amended to provide that, at any time during the period commencing on the Closing Date and ending on the first anniversary thereof, you may elect to terminate your employment with the Company for “Good Reason” as a result of the Transition and any resulting changes to your authority, duties, or responsibilities. In the event of such a termination of your employment, you will be eligible to receive the severance payments and benefits set forth in Section 7 of the Employment Agreement (as revised by the following paragraph), subject to your execution and non-revocation of a release (the “Release”), substantially in the form attached hereto as Exhibit A to the Employment Agreement, within 50 days following such termination date that is not revoked by you during any applicable revocation period provided in such release.

Notwithstanding Section 7(a)(v) and (vi) of the Employment Agreement, if you elect to terminate your employment pursuant to the above paragraph, any equity awards granted to you following the Closing Date (the “Post-Transition Date Equity Awards”) will vest on a pro-rata basis based on the number of months you were employed during the vesting period for the applicable award and actual performance over the full performance period for any performance-based awards. For the avoidance of doubt, such accelerated vesting shall be subject to execution and non-revocation of the Release. Any Post-Transition Date Equity Awards subject to solely time-based vesting will be settled within 60 days of the date of your termination of employment and settlement of any Post-Transition Date Equity Awards subject to performance-based vesting will not be accelerated but will occur in the ordinary course following completion of the applicable performance period.

For the avoidance of doubt, (a) if at any time following the Closing Date any condition other than those described in this Agreement occurs or exists that you assert constitutes “Good Reason” (as defined in the Employment Agreement), the terms of Section 5(b)(2) of the Employment Agreement shall apply in connection with such assertion, and (b) following the first anniversary of the Closing Date, you hereby waive “Good Reason” as defined (i) in the Employment Agreement, (ii) in any equity or equity-based award agreement between you and the Company or (iii) in any other agreement between you and the Company or any of its affiliates that provides you with a right to resign your employment for “good reason” or any term of similar import, in each case, as a result of the Transition or any changes to your authority, duties, or responsibilities in connection therewith.

4)

Compensation: As of immediately following the Closing Date, your current annual base salary and annual target bonus opportunity will remain the same. The Compensation Committee of the Company’s Board of Directors intends to review your compensation and may make adjustments at that time.

5)

Retention Bonus: In consideration of the foregoing and in recognition of your contributions to the Company, we are also pleased to offer you a $2,000,000 retention bonus (the “Retention Bonus”), which will be paid to you, less applicable taxes and withholdings, in eight equal quarterly installments following the Closing Date (i.e., $250,000 payable on or about each of December 1, 2023, March 1, 2024, June 1, 2024, September 1, 2024, December 1, 2024, March 1, 2025, June 1, 2025, and September 1, 2025), subject to your continued employment in good standing with the Company or one of its subsidiaries through each applicable payment date. Notwithstanding the foregoing, in the event that following the Closing Date your employment is terminated by the Company without Cause or you resign for Good Reason (each as defined in the Employment Agreement, but subject to Section 3 above), any unpaid portion of the Retention Bonus will be deemed earned and will be paid to you within 60 days following your date of termination, subject to your execution and non-revocation of the Release. However, if you elect to terminate your employment with the Company for “Good Reason” as a result of the Transition and any resulting changes to your authority, duties, or responsibilities during the six-month period following the Closing Date, (a) the aggregate amount of any previously paid installments of the Retention Bonus will be deducted on a dollar-for-dollar basis from your lump sum severance payment payable under Section 7(a)(ii) of the Employment Agreement, and (b) any unpaid portion of the Retention Bonus will be forfeited.

6)

Miscellaneous: This Agreement may not be modified or amended except by a written agreement, signed by the Company and by you. This Agreement shall be governed and construed under and interpreted in accordance with the laws of the State of Texas without giving effect to the doctrine of conflict of laws. With respect to any claim or dispute related to or arising under this Agreement, you and the Company consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in or sitting for Houston, Texas. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

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To confirm your acceptance of the terms of this Agreement, please return a signed copy of this document to me by no later than September 1, 2023.

Sincerely,

PATTERSON-UTI ENERGY, INC.

By:	/s/ William A. Hendricks	Date: August 31, 2023
Name:	William A. Hendricks
Title:	Chief Executive Officer

Acknowledged and Agreed:

/s/ James Holcomb
James (Mike) Holcomb		Date: August 31, 2023

Signature Page to Holcomb Letter Agreement